                                                                    EXHIBIT 99.1
FIRST UNION REAL ESTATE INVESTMENTS

AT THE COMPANY
Neil H. Koenig
Interim Chief Financial Officer
(212) 949-1373

FOR IMMEDIATE RELEASE

                  FIRST UNION REAL ESTATE INVESTMENTS ANNOUNCES
                    FOURTH QUARTER AND YEAR END 2002 RESULTS

NEW YORK, NEW YORK MARCH 31, 2003 - FIRST UNION REAL ESTATE INVESTMENTS (NYSE:FUR) announced the operating results for the fourth quarter and year ended December 31, 2002.

Financial results for the three and twelve months ended December 31, 2002 and 2001 are as follows:

                                                    THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                             ----------------------------    -----------------------------
(IN THOUSANDS)                               DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                                2002            2001            2002              2001
                                             ------------    ------------    ------------     ------------
Revenues                                      $  4,701         $  5,843         $ 18,701         $ 31,391
                                              ========         ========         ========         ========
Loss before (loss) gains on sales of real
      estate and extraordinary loss from
      early extinguishment of debt              (1,229)          (5,198)          (5,032)         (13,729)
(Loss) gains on sales of real estate                --              (19)              --           30,096
Extraordinary loss from early
      extinguishment of debt                        --               --               --             (889)
                                              --------         --------         --------         --------

Net (loss) income                             $ (1,229)        $ (5,217)        $ (5,032)        $ 15,478
                                              ========         ========         ========         ========

Net (loss) income applicable to
      shares of beneficial interest           $ (1,745)        $ (5,734)        $ (7,099)        $ 13,410
                                              ========         ========         ========         ========



      For the three months ended December 31, 2002, First Union's net loss applicable to shares of beneficial interest was $1.7 million compared to a net loss applicable to shares of beneficial interest of $5.7 million for the same period in 2001. Net loss applicable to shares of beneficial interest for the three months ended December 31, 2002 and 2001 included $0.7 million and $0.3 million, respectively, of transaction costs related to the proposed transaction with Gotham Golf Corp., which are included in general and administrative expenses. In addition, the net loss applicable to shares of beneficial interest for the three months ended December 31, 2002 included $0.5 million of costs related to the preferred shareholder lawsuit, which are included in general and administrative expenses. Net loss applicable to shares of beneficial interest for the three months ended December 31, 2001 included a $4.4 million write off of its investment in HQ

Global Holdings, Inc. preferred stock and accrued dividends. Property net operating income, which is defined as rent less operating expenses, and real estate taxes increased for the three months ended December 31, 2002 to $2.3 million from $2.2 million for the same period in 2001. The increase was attributable to an increase in rents as a result of increased rental rates at Park Plaza. First Union's affiliated manufacturing facility, VenTek, incurred a net loss of $0.7 million for the three months ended December 31, 2002, as compared to a net loss of $0.5 million for the three months ended December 30, 2001. Revenue decreased for the three months ended December 31, 2002 to $0.7 million from $1.8 million in 2001 and cost of goods sold decreased to $1.4 million from $2.2 million for the same period. The decrease in both revenues and cost of goods sold is due to the winding down of current contracts and having nominal new business.

      Interest income decreased during the three months ended December 31, 2002, as compared to the same period in 2001, due primarily to lower amounts invested and lower interest rates between the comparable three month periods.

PROPOSED TRANSACTION

      The proposed merger transaction between First Union and Gotham Golf Corp. currently is enjoined by an order of the New York State Supreme Court for New York County that has been appealed by both First Union and Gotham Partners, L.
P. Oral argument with respect to the appeal was held before a judicial panel of the Appellate Division - First Department of the New York State Supreme Court on March 11, 2003. There is no specific timetable for the appellate court to render its decision.

      In the proposed merger transaction, holders of First Union common shares would receive for each common share held (i) $1.98 in cash, (ii) a choice of an additional $0.35 in cash or approximately 1/174th of a debt instrument to be issued by a First Union subsidiary with a face value of $100 and which is indirectly secured by First Union's principal real estate assets and (iii) rights to purchase common shares of Gotham Golf Corp. Holders of First Union preferred shares would receive preferred shares of Gotham Golf Corp., as provided for under the terms of the First Union preferred shares.

      In the event that, for any reason, the Gotham Golf Corp. merger were not consummated, it is the current intention of the Board of Trustees of First Union to continue to operate First Union as an ongoing enterprise and to examine other alternatives as and when it may deem appropriate. The First Union Board of Trustees has no present intention of liquidating First Union in the event that the proposed transaction is not consummated.

FORWARD-LOOKING STATEMENTS

      Certain statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report filed by First Union with the SEC on Form 10-K for its fiscal year ended December 31, 2002.

      First Union Real Estate Equity and Mortgage Investments is a NYSE-listed, stapled-stock real estate investment trust (REIT) headquartered in New York, New York.
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             FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
                        Combined Statements of Operations
                      (In thousands, except per share data)

                                                                                  Three Months Ended          Twelve Months Ended
                                                                                       December 31,               December 31,
                                                                                 ----------------------      ----------------------
                                                                                   2002          2001          2002          2001
                                                                                 --------      --------      --------      --------
Revenues

     Rents                                                                       $  3,630      $  3,471      $ 13,643      $ 18,741
     Sales                                                                            730         1,801         2,924         7,554
     Interest and dividends                                                           341           571         1,659         5,091
     Other income                                                                      --            --           475             5
                                                                                 --------      --------      --------      --------
                                                                                    4,701         5,843        18,701        31,391
                                                                                 --------      --------      --------      --------
Expenses

     Property operating                                                             1,097         1,075         5,043         6,981
     Cost of goods sold                                                             1,354         2,227         4,892         8,777
     Real estate taxes                                                                225           237           899         1,218
     Depreciation and amortization                                                    537           507         2,077         3,837
     Interest                                                                       1,217         1,212         5,102         7,094
     General and administrative                                                     1,500         1,383         5,720         5,750
     Write-down of investment                                                          --         4,400            --        11,463
                                                                                 --------      --------      --------      --------
                                                                                    5,930        11,041        23,733        45,120
                                                                                 --------      --------      --------      --------

Loss before (loss) gains on sales of real estate and extraordinary loss from
     early extinguishment of debt                                                  (1,229)       (5,198)       (5,032)      (13,729)
     (Loss) gains on sales of real estate                                              --           (19)           --        30,096
                                                                                 --------      --------      --------      --------
(Loss) income before extraordinary loss from early extinguishment
          of debt                                                                  (1,229)       (5,217)       (5,032)       16,367
     Extraordinary loss from early extinguishment of debt                              --            --            --          (889)
                                                                                 --------      --------      --------      --------
Net (loss) income                                                                  (1,229)       (5,217)       (5,032)       15,478
     Preferred dividend                                                              (516)         (517)       (2,067)       (2,068)
                                                                                 --------      --------      --------      --------
Net (loss) income applicable to shares of beneficial interest                    $ (1,745)     $ (5,734)     $ (7,099)     $ 13,410
                                                                                 ========      ========      ========      ========

Per share data
     Basic:

     (Loss) income before extraordinary loss from early extinguishment
          of debt                                                                $  (0.05)     $  (0.16)     $  (0.20)     $   0.39
      Extraordinary loss from early extinguishment of debt                             --            --            --         (0.02)
                                                                                 --------      --------      --------      --------
      Net (loss) income applicable to shares of beneficial interest              $  (0.05)     $  (0.16)     $  (0.20)     $   0.37
                                                                                 ========      ========      ========      ========

      Diluted:
      (Loss) income before extraordinary loss from early extinguishment
          of debt                                                                $  (0.05)     $  (0.16)     $  (0.20)     $   0.39
      Extraordinary loss from early extinguishment of debt                             --            --            --         (0.02)
                                                                                 --------      --------      --------      --------
      Net (loss) income applicable to shares of beneficial interest              $  (0.05)     $  (0.16)     $  (0.20)     $   0.37
                                                                                 ========      ========      ========      ========


      Basic weighted average shares                                                34,809        34,806        34,807        36,396
      Diluted weighted average shares                                              34,809        34,806        34,807        36,396
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